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                                                                   EXHIBIT 21.1

                        SUBSIDIARIES OF THE REGISTRANT

Interwoven, Inc. has the following subsidiaries:

   Interwoven UK Ltd
   Interwoven Australia Pty. Ltd
   Interwoven Software Pte. Ltd
   Interwoven Hong Kong Ltd
   Interwoven GmbH
   Interwoven Japan KK
   Interwoven BV
   Interwoven Canada Ltd
   Interwoven SAS
   Interwoven Korea Inc.
   Interwoven AB
   Interwoven Software SL
   Interwoven Srl.
   Interwoven AS
   Interwoven International Holding Ltd
   Interwoven Software Do Brasil LTDA